UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

JANUARY 5, 2005

Date of report (Date of earliest event reported)

VCG HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-50291	84-1157022
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification)

390 UNION BLVD, SUITE 540, LAKEWOOD, CO 80228

(Address of principal executive offices, including zip code)

(303) 934-2424

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Entry Into A Material Definitive Agreement

Item. 1.01 Entry Into A Material Definitive Agreement

On January 5, 2005, Tennessee Restaurant Concepts, Inc., a Tennessee corporation, d/b/a “PT’s Showclub” and a subsidiary of VCG Holding Corp., a Colorado corporation (the “Company”) (the “Seller”), on the one hand, and Tennessee Restaurant Concepts, Inc., a Tennessee corporation (the “Buyer”), on the other hand, entered into several agreements for the purpose of selling all of the business and assets of the Seller (the “Asset Sale Agreements”), including but not limited to, the Purchase Agreement, the Note, the Sales Contract and the Wraparound Note (all of which terms are defined hereinbelow). The terms and provisions of the Sale Agreements are discussed in Item 2.01 hereinbelow.

Section 2 Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

As referenced in Item 1.01 above, on January 5, 2005, the Seller and the Buyer executed several agreements for the purpose of purchasing and selling the business and assets of the Seller. Specifically, under the terms and provisions of a certain Agreement for Purchase and Sale of Business and Assets of Tennessee Restaurant Concepts, Inc., dated as of January 5, 2005 (the “Purchase Agreement”), the Seller agreed to sell and the Buyer agreed to purchase all of the business and assets of the Seller consisting of the following: (i) all assets of the Seller, including furniture, bar and kitchen equipment and inventory, located at 3918 Winchester, Memphis, Tennessee, (ii) the right to operate an adult entertainment establishment at the same location insofar as permitted by state and city laws and regulations, for the total consideration of $500,000 (the “Asset Sale Consideration”), and (iii) the conveyance and sale of the real estate at the same address and location in Memphis, Tennessee, sold to the Buyer through VCG Real Estate Holding Company, a wholly-owned subsidiary of the Company (“VCG Real Estate”) pursuant to a certain Sales Contract by and between the Seller and the Buyer (the “Sales Contract”) in consideration for the purchase price of the real estate of $1,100,000 (the “Real Estate Sale Consideration”).

The Buyer paid the Asset Sale Consideration to VCG Real Estate by making a cash payment in the amount of $400,000 at closing of the real estate sale and by executing a 5-year 7% per annum promissory note in the amount of $100,000 (the “Note”). All installments of principal and interest of the Note, if not paid within 10 days after the due date, are subject to a 5% late payment charge.

The Buyer’s payment of the Real Estate Sale Consideration in the amount of $1,100,000 is evidenced by a 7% wraparound promissory note (the “Wraparound Note”) which note provides for payments to the Seller as follows: (i) $600,000 payable in equal monthly installments commencing on February 5, 2005 and ending on July 5, 2005 until the entire outstanding principal balance on $600,000 and all accrued but unpaid interest due thereon is paid in full, and (ii) $500,000 payable in equal monthly installments commencing on February 5, 2005 and ending on January 5, 2010 until the entire outstanding principal balance on $500,000 and all accrued but unpaid interest due thereon is paid in full. All installments of principal and interest of the Wraparound Note, if not paid within 10 days after the due date, are subject to a 5% late payment charge. The amount of the Wraparound Note includes approximately $735,174 of the unpaid balance on the promissory note executed by VCG Real Estate in connection with its purchase of the real estate in July 2003. The Purchase Agreement also contains other provisions that are customary for the agreements of this nature.

The foregoing is a summary description of the terms of the Purchase Agreement, the Note, the Sales Contract and the Wraparound Note and by its nature is incomplete. It is qualified in the entirety by the texts of those respective documents, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K, respectively. All readers of this Current Report are encouraged to read the entire texts of the respective documents.

Subsequent to and as a result of the foregoing transaction, the Seller has no assets or operations. The Board of Directors of the Seller considered and approved the terms and conditions of the foregoing asset sale transaction on December 6, 2004.

Section 9. Financial Statements And Exhibits

Item 9.01 Financial Statements And Exhibits

(c)	Exhibits.

10.1	Purchase Agreement dated January 5, 2005.

10.2	Note dated January 5, 2005.

10.3	Wraparound Note dated January 5, 2005.

10.4	Sales Contract dated January 5, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VCG HOLDING CORP.

Date: January 11, 2005	By:	/s/ Donald W. Prosser
	Name:	Donald W. Prosser
	Title:	Chief Financial and Accounting Officer